Exhibit 2.5

CLIFFORD CHANCE LLP

CONFORMED COPY

ABB CAPITAL B.V.

PROGRAMME FOR THE ISSUANCE OF
UP TO U.S. $5,250,000,000 DEBT INSTRUMENTS

DEED OF COVENANT

THIS DEED OF COVENANT is made on 17 December 2008

BY

(1)           ABB CAPITAL B.V. (the “Issuer”)

IN FAVOUR OF

(2)           THE ACCOUNTHOLDERS (as defined below); and

(3)           THE PERSONS for the time being and from time to time registered as holders of the Registered Instruments referred to below (the “Holders” of Registered Instruments and, together with the Accountholders, the “Beneficiaries”);

WHEREAS

(A)          The Issuer has established a programme (the “Programme”) for the issuance of debt instruments (the “Instruments”), in connection with which it has entered into a dealership agreement dated 17 December 2008 (the “Dealership Agreement”) and a fiscal agency agreement dated 17 December 2008 (the “Fiscal Agency Agreement”).

(B)           Instruments may be issued on a listed or unlisted basis.  The Issuer has made an application to the SIX Swiss Exchange (“SIX”) for the approval of the Programme.  For a period of twelve months following such approval Instruments issued under the Programme can be submitted for listing on SIX.

(C)           Instruments issued under the Programme may be issued in bearer form (“Bearer Instruments”) or in registered form (“Registered Instruments”).  Bearer Instruments may be in the form of either a temporary global instrument in bearer form (the “Temporary Global Instrument”) or a permanent global instrument in bearer form (the “Permanent Global Instrument”).  Such Instruments may be represented initially by a Temporary Global Instrument exchangeable in accordance with its terms for a Permanent Global Instrument or, as the case may be, definitive instruments (the “Definitive Instruments”) and/or (if the Temporary Global Instruments so provides) Registered Instruments.  Permanent Global Instruments are, in accordance with their respective terms, exchangeable for Definitive Instruments and/or (if the Permanent Global Instrument so provides) Registered Instruments.  References herein to a “Global Instrument” shall, as the context may require, be to a Permanent Global Instrument or, as the case may be, a Temporary Global Instrument.

(D)          The Issuer wishes to constitute the Registered Instruments by deed poll and to make arrangements for the protection of the interests of Accountholders in the event that any Temporary Global Instrument or Permanent Global Instrument becomes void in accordance with its terms.

NOW THIS DEED OF COVENANT WITNESSES as follows:

1.             INTERPRETATION

1.1           Definitions

All terms and expressions which have defined meanings in the Information Memorandum, the Dealership Agreement or the Fiscal Agency Agreement shall have the same meanings in this Deed of Covenant except where the context requires otherwise or unless otherwise stated.  In addition, in this Deed of Covenant the following expressions have the following meanings:

“Accountholder” means any accountholder with a Clearing System which at the Determination Date has credited to its securities account with such Clearing System one or more Entries in respect of a Global Instrument, except for any Clearing System in its capacity as an accountholder of another Clearing System;

“Clearing System” means each of Euroclear Bank S.A./N.V., Clearstream, Luxembourg, and any other clearing system specified in the relevant Pricing Supplement;

“Conditions” has the meaning given in the Information Memorandum except that, in relation to any particular Tranche of Instruments, it means the Conditions (as defined in the Information Memorandum) as supplemented, amended and/or replaced by the relevant Pricing Supplement, and any reference to a numbered Condition shall be construed accordingly;

“Determination Date” means, in relation to any Global Instrument, the date on which such Global Instrument becomes void in accordance with its terms;

“Direct Rights” means the rights referred to in Clause 3.1 (Direct Rights - Creation);

“Entry” means, in relation to a Global Instrument, any entry which is made in the securities account of any Accountholder with a Clearing System in respect of Instruments represented by such Global Instrument; and

“Principal Amount” means, in respect of any Entry, the aggregate principal amount of the Instruments to which such Entry relates.

1.2           Clauses

Any reference in this Deed of Covenant to a Clause is, unless otherwise stated, to a clause hereof.

1.3           Other agreements

All references in this Deed of Covenant to an agreement, instrument or other document (including the Information Memorandum, the Dealership Agreement and the Fiscal Agency Agreement) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, replaced or novated from time to time.  In addition, in the context of any particular Tranche of Instruments, each reference in this Deed of Covenant to the Information Memorandum shall be construed as a reference to the Information Memorandum as supplemented and/or amended by the relevant Pricing Supplement.

1.4           Legislation

Any reference in this Deed of Covenant to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5           Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.

1.6           Benefit of Deed of Covenant

Any Instruments issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).

2.             THE REGISTERED INSTRUMENTS

The Issuer hereby constitutes the Registered Instruments and covenants in favour of each Holder of a Registered Instrument that it will duly perform and comply with the obligations expressed to be undertaken by it in each Registered Instrument and in the Conditions (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Instruments shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

3.             DIRECT RIGHTS

3.1           Creation

If any Global Instrument representing all or part of a Tranche of Instruments becomes void in accordance with its terms, each Accountholder shall have against the Issuer all rights (“Direct Rights”) which such Accountholder would have had in respect of the Instruments if, immediately before the Determination Date in relation to that Global Instrument, it had been the Holder of Definitive Instruments and/or Registered Instruments of that Tranche, duly executed, authenticated and issued, in an aggregate principal amount equal to the Principal Amount of such Accountholder’s Entries relating to such Global Instrument including (without limitation) the right to receive all payments due at any time in respect of such Definitive Instruments and/or Registered Instruments as if such Definitive Instruments and/or Registered Instruments had (where required by the Conditions) been duly presented and (where required by the Conditions) surrendered on the due date in accordance with the Conditions. Anything which might prevent the issuance of Definitive Instruments and/or Registered Instruments in an aggregate principal amount equal to the Principal Amount of any Entry of any Accountholder shall be disregarded for the purposes of this Clause 3.1, but without prejudice to its effectiveness for any other purpose.

3.2           No Further Action

No further action shall be required on the part of the Issuer or any other person:

3.2.1        Direct Rights:  for the Accountholders to enjoy the Direct Rights; or

3.2.2        Benefit of the Conditions:  for each Accountholder to have the benefit of the Conditions as if they had been incorporated mutatis mutandis into this Deed of Covenant,

provided, however, that nothing herein shall entitle any Accountholder to receive any payment in respect of any Global Instrument which has already been made.

4.             EVIDENCE

4.1           Records

The records of the Clearing Systems shall, absent manifest error, be conclusive as to the identity of the Accountholders and the respective amounts of Instruments credited to their securities accounts and a statement issued by a Clearing System setting out:

4.1.1        Name:  the name of the Accountholder in respect of which it is issued; and

4.1.2        Principal Amount:  the Principal Amount of any Entry credited to the securities account of such Accountholder with such Clearing System on any date,

Shall, absent manifest error, be conclusive evidence for all purposes of this Deed of Covenant.

4.2           Determination Date

If a Clearing System determines the Determination Date, such determination shall be binding on all Accountholders with such Clearing System.

5.             DEPOSIT OF DEED OF COVENANT

This Deed of Covenant shall be deposited with and held by the Fiscal Agent for so long as the Programme remains in effect and thereafter until the date on which all the obligations of the Issuer under or in respect of the Instruments (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full.  The Issuer hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.

6.             STAMP DUTIES

The Issuer shall pay all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur or which may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.             BENEFIT OF DEED OF COVENANT

7.1           Deed Poll

This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.  Delivery of this Deed of Covenant shall be deemed to take place upon execution hereof.

7.2           Benefit

This Deed of Covenant shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against the Issuer.

7.3           Assignment

The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.  Each Beneficiary shall be entitled to assign all or any of its rights and benefits hereunder.

8.             PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.             NOTICES

9.1           Address for notices

All notices and other communications to the Issuer hereunder shall be made in writing (by letter or fax) and shall be sent to the Issuer at:

Burgemeester Haspelslaan 65, 5/F

NL-1181 Amsterdam

The Netherlands

Fax:	+ 31 20 4459844

Attention:	Business Administration

or to such other address, telex number or fax number or for the attention of such other person or department as the Issuer has notified to the holders of Instruments in the manner prescribed for the giving of notices in connection with the Instruments.

9.2           Effectiveness

Every notice or other communication sent in accordance with Clause 8.1 (Address for notices) shall be effective, if sent by letter or fax, upon receipt by the Issuer, provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the Issuer.

10.           LAW AND JURISDICTION

10.1         Governing law

This Deed of Covenant and all non-contractual obligations arising out of or in connection with this Deed of Covenant are governed by English law.

10.2         English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Deed of Covenant (including a dispute regarding the existence, validity or termination of this Deed of Covenant or any non-contractual obligation arising out of or in connection with this Deed of Covenant) or the consequences of its nullity.

10.3         Appropriate forum

The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

10.4         Rights of the Accountholders to take proceedings outside England

Clause 10.2 (English courts) is for the benefit of the Beneficiaries only.  As a result, nothing in this Clause 10 (Law and jurisdiction) prevents the Beneficiaries from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction.  To the extent allowed by law, the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

10.5         Process agent

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to ABB Limited at Daresbury Park, Daresbury, Warrington WA4 4BT, Cheshire or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985.  If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of any Beneficiary addressed to the Issuer and delivered to the Issuer appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Beneficiary shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer.  Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law.  This clause applies to Proceedings in England and to Proceedings elsewhere.

11.           MODIFICATION

The Fiscal Agency Agreement contains provisions for convening meetings of holders of Instruments to consider matters relating to the Instruments, including the modification of any provision of this Deed of Covenant.  Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Beneficiaries (to the extent that this Deed of Covenant relates to the relevant Series of Instruments).

IN WITNESS whereof this Deed of Covenant has been executed by the Issuer and is intended to be and is hereby delivered on the date first before written.

EXECUTED as a deed	)
by ABB CAPITAL B.V.	)
acting by	)
	)	ALFRED STORCK
	)	BRIAN VAN REIJN